Exhibit 11.1

CODE OF ETHICS

UPDATED: July 2009
Approved by the Nomination and Compensation Committee in its July 13, 2009 meeting, as stated in the corresponding minutes.

INTRODUCTION

The set of ethical principles adopted by the Foreign Trade Bank of Latin America, Inc (“Bladex”) shall be a guideline for its Board of Directors and team of employees in the independent performance of business transactions as well as for their personal and interpersonal conduct, both within and without the Bank.

These ethical principles shall also be for ensuring and enhancing the image of an Organization that can be relied upon because of its solid principles and values.

Bladex, as a supranational bank with a shareholding structure representing the public and private sectors, has to deal with a series of different interests that need to be regarded with guidelines for carrying out its business, To this extent, the values of the Bank: Commitment, Humility, Excellence, Respect and Integrity, constitute the foundations of organizational culture and are the framework for the individual and collective behavior of all collaborators.

The principles set forth hereunder have been adopted as the Code of Ethics governing all members of the Board of Directors as well as all other Bladex employees.

The Board of Directors is responsible, together with the Executive Team, for promoting the highest ethical standards, as well as for promote and strengthen an organizational culture focused on values and showing and emphasizing to all of the collaborators the importance of each one at the Bank.

All members of the Bladex team shall avoid any situation that might cause a conflict of interest between the Bank, its Clients, Shareholders, Directors, and Members of the Advisory Board, Suppliers and Collaborators.  At the same time, each supervisor shall guarantee that his/her subordinates participate exclusively in those assignments and tasks for which they possess the required knowledge abilities and expertise.

1. Objectives

 Bladex Code of Ethics pursues the following objectives:

➢
To act as guideline for establishing relationships based on trust,  both within as well as without the Bank, which will make it possible to always and under any circumstances keep up a high reputation of Commitment, Humility, Excellence, Respect and Integrity.

➢	To ensure the highest quality conduct of its Employees, Board of Directors, and Staff.
➢	To maintain both organizational and individual credibility, through the highest standards of ethical and professional conduct, for organizational operations as well as for generating business.
➢	To ensure that its commercial activities are being performed in accordance with the legal regulations applying to Bladex
➢	To report, as far as possible, any potential conflicts of interest and independence

2. Scope of action

The Bladex Code of Ethics shall apply to the Board of Directors as well as to all other Staff at the Head Office, Agencies, Representation Offices and Subsidiaries.

This Code sets forth all standards of conduct for our Bank, the people representing it as well as the expectations of our Clients.

3. General Principles

The Banking Business is based on an impeccable reputation of credibility and trust, as banks are custodians of the business community’s financial resources.  A bank’s success is measured by the degree of trust demonstrated by their Clients and Investors. This trust is contingent on the manner in which the members of the organization achieve exellence through commitments; humility; respect and integrity in their performance of their duties, thus extolling the high ethical standards represented by Bladex, on the protection of confidentiality of information related to its clients avoidance of conflicts of interest and compliance with the laws and regulations governing the Bank activities.

Under no circumstances may personal conduct interfere with organization values and interests.

All Bladex’s staff members are responsible for ensuring that the Bank’s values and principles are honored at all times, within as well as without the organization.

4. Conduct and behavior based on organizational values.

The conduct of all Bladex Employees must be characterized, at all times, by modeling the values of the organization commitment, humility, excellence, respect and integrity when fulfilling their assigned duties and in their interpersonal relationships.

In the performance of their assigned duties they shall adopt the attitude that honorable persons with solid character would manifest in their interpersonal relationships and the management of their own business.

The conduct of the members of the Board of Directors and that of all Bladex collaborators shall at all times reflect the values of the Bank, always driven by the goal of achieving excellence. Likewise behaviors must be modeled as associated with each of the following values.

Commitment.
•	Put the success of the organization a head of our own interest.
•	Work together constructively.
•	Be aligned with the Bank’s strategy and personally committed to the objective of the organization.

Humility:
•	Admit our mistakes and learn from them
•	Acknowledge the contributions made by others
•	Accept feedback

Excellence:
•	Give our very best
•	Exceed our and our clients’ expectations.
•	Keep up to date with the necessary skills and knowledge to perform our duties.

Respect:

•	Be considered of others
•	Foster harmony in interpersonal relationships.

Integrity:

•	Be transparent, honest, professional and reliable.
•	Promote and enforce standars for appropiate behavior
•	Have zero tolerance for fraud or corruption.

Due to their position of trust, the personal finances of all the Bank’s collaborator should be managed with caution.  Matters of personal finance must be conducted in an upright manner avoiding situations that might affect their image and that of the organization they represent.

Collaborators are responsible for maintaining ethical standards including due controls over accounting activities.

Any behaviors to the detriment of the value of the organization shall be considered unacceptable and is not in line with the ethical values of the organization:

4.1  External Matters

-
To carryout business transactions in representation of the Bank, with institutions or companies in which they have some type of personal and/or proprietor interest.  If, for any reason and under no preferential treatment conditions, the aforementioned transactions are performed, the Bank’s Head Compliance Officer   shall be informed in writing.

-	The usage of their hierarchical position or the information to which they have access to influence decisions favoring personal or third parties’ interests.
-
The performance of business transactions with Bladex’s Shares or with the shares in any other company and/or institution that is a Bladex client, while in possession of important information that is not in the public domain. In other words, all collaborators and Directors of the Bank are subject to restrictions regarding commercial transactions with inside information. (Refer to section 6. Insider Trading).

-
To directly or indirectly request, accept or offer gifts or sinecures, with a representative or nominal value exceeding USD200.00 (except for Invitations regarding food and beverages), which could influence objective decision making.

-	Using the Bank’s funds for payments to any type of organization, individuals or government representatives, in order to obtain favors, business or to influence their decisions in favor of Bladex.

Note:  Publications, speeches, interviews with the media and other public presentations in matters related to the Bank, shall be previously approved by the Institutional Relations and Marketing Department.

4.2  Internal Matters

-	Any type of that discriminatory, harassing or intimating attitude or behavior towards collaborators.
-	The usage of equipment or facilities assigned for the performance of his/her duties for personal purposes.
-	The usage of time during the working hours for personal matters.

-	The usage or transfer of technology, methods and processes developed for the use of the institution for particular purposes or in benefit of third parties.
-	Infringement of established policies, norms and procedures in detriment of the organization.

5.  Managing Information

Behavior shall always guarantee the best interests of the Bank, maintaining confidentiality of its business and operations, as well as the confidentiality of its client’s information.  This premise is especially important in the case of those Directors, Members of the Advisory Board or employees whose activities are directly or mainly related to the Bank’s line of business, or who have frequent or habitual access to classified and privileged information of Bladex or its clients.

5.1. Definitions:

a.	Confidential information:All past, present or future information about the Bank and its business is considered confidential.
This includes, in a non-restrictive manner, information related to marketing and advertising plans, products, services, clients, markets, technology applications, equipment, configurations, processes, designs and finance.  Confidential information may include commercial secrets and, in general, information, products, objects, trademarks and inventions protected by Intellectual Property Laws.

b.
Privileged Information: Information concerning the activities of Bladex or of a client of Bladex or of its Economic Group, that has not been disclosed to the public or to third parties and the  knowledge of which could influence the price of stock, securities or derived products of Bladex or of a Bladex client or of its Economic Group.

In general, any information that may be used in deciding to buy, sell or secure investments is privileged information, including the knowledge of, among others:

➢	The company’s strategic plan.

▪	Expected financial results.

▪	Future expected earning per share.

▪	Any decision related to dividend payment.

➢	Possible merges, acquisitions and/or strategic alliances.

➢	Penal processes against the company.

➢	Development of important products or services.

➢	Decisions related to the company’s capital.

c.
Banking Secrecy: The Banking Law of the Republic of Panama, that regulates the banking business in or from Panama, establishes that the banks shall only disclose information regarding their clients or the operations of said clients with their written consent, except when there exists a formal request from competent authority, in accordance with the law.

d.
Information considered as non Public: Information must be considered as non public until it has been disclosed through public media and/or media previously established for this purpose.  In addition, information will maintain the condition of non public until it has been disseminated. (Please refer to section No.6 –Insider Trading)

5.2.	Confidential and privileged information management

 5.2.1 Information received from clients

a.
Those employees authorized to request information from Bladex’s clients or future clients, will request the necessary information for their correct identification, as well as information about their financial situation, business plans and/or future objectives, when it is relevant for the services that are or will be offered.

b.	Non-public information obtained from the clients or future clients, in accordance with the previously stated, will be private and confidential.

Prohibitions:

Based on the above, it is prohibited to use any confidential and privileged information for illegitimate business purposes, for purposes different from those for which it was requested or for personal benefit or of third parties.

Directors, Members of the Advisory Board, employees and the Bank itself could become exposed to civil suits and penal sanctions as consequence of the transgression of applicable regulations in the management of confidential and privileged information.

In this sense, Directors, Members of the Advisory Board and employees that have or may have frequent, regular or occasional access to relevant information concerning a Bladex’s client, will not be allowed to perform, promote or protect on his/her own behalf or that of a third party, directly or indirectly, any of the following behaviors:

Þ	Purchase or sell stock or any other investments while in possession of non-disclosed material and/or information concerning a Bladex’s client or its Economic Group.

Þ
Disclose non-public material or information pertaining to a Bladex Client or its Economic Group, to a third party, including family members, friends or colleagues, so this information can be used by third parties to gain income in the Stock Market.

Þ	Recommend or suggest to any person the purchase, selling or retaining of shares or other stock investments of a Bladex clients or of its Economic Group.

Þ	Grant access, to whom is not entitled to it, to non-public material or information pertaining to a Bladex client or its Economic Group.

5.2.2 Bladex’s Information

Financial information about the Bank and other information obtained inside the Institution shall not be used to satisfy personal interests, or commented with third parties, unless it has been expressly transmitted by the Bank’s Administration in reports or through conferences intended for public knowledge.  No direct or indirect advantage shall be obtained from that information. (Please refer to section No.6 Insider Trading):

5.2.3	Information provided by Bladex to its employees, directors, clients, investors, purveyors, outsourcing purveyors or competent authorities.

a.
All information shall be provided in accordance with the operational procedures established and following the legal requirements applicable to the Bank’s operations.  In cases when providing information is required, approval from authorized persons shall be obtained and the information shall be provided in accordance with internally established policies, rules and procedures.

b.
Persons authorized by Bladex to provide information related to the Bank or its Group shall be extremely cautious with the purpose of avoiding any improper behavior in the use or transmission of the information.

c.
The Bank’s Disclosure Committee shall previously review and evaluate all confidential and/or privileged information related to Bladex intended for disclosure to employees, directors, clients, investors, purveyors, outsourcing purveyors or competent authorities.

5.2.4 Care and industriousness in information management

Bladex must organize and permanently control the responsible usage of information, by adopting necessary measures and using adequate resources to efficiently perform its activity. In consequence:

a.
Necessary administrative procedures shall be established for adequate control of information management and of risk levels derived from said information, ensuring that the access and safeguard systems of its computer media are sufficient for this purpose.

b.
It will be ensured that the information of each of the different areas of the Bank, derived from the respective specific activities performed in it, according to the current rules is not directly or indirectly available to the other areas of the Bank, therefore having autonomous and independent execution.

6.    Insider Trading

Any confidential and/or privileged information obtained related to Bladex and its businesses shall be used solely for the legitimate purposes of Bladex’s business and not otherwise.  Moreover, under no circumstances shall any Director, Member of the Advisory Board, Officer or employee buy or sell Bladex shares or securities, or carry out transactions related thereto, based on confidential or privileged information of material importance to Bladex and its businesses, regardless if such purchase is made for their own account, by proxy or a third party to whom such confidential or privileged information of material importance has been disclosed.  This will subsist while there is an existing relationship with the Bank as well as when such relationship has ended.

Any Director, Member of the Advisory Board, Officer or employee, and the Bank itself, may be exposed to civil lawsuits or penalties as a result of any breach of regulations applicable to the handing of confidential and privileged information.  To that effect, the Bank’s Directors, Members of the Advisory Board, Officers and employees shall not carry out, promote or cover, on their own or another party’s account, either directly or indirectly, any type of transaction related to Bladex shares, without taking into account the internal policies set forth below.

6.1.          Window period:

Window period is the time interval during which the Directors, Members of the Advisory Board, Officers and employees of a publicly traded company are permitted to trade its stock.

Generally, unless there is any reason for the Bank to close this time interval during which its Directors, Members of the Advisory Board, Officers and employees are permitted to trade its stock, the period set forth to carry out any type of trades of Bladex shares shall begin three (3) business days following the issue of the press release on the Bank’s financial results with a duration of forty-five (45) calendar days subsequent to the issue of the corresponding press release.  The period that begins after the forty five (45) calendar days of the Window Period and ends after the three (3) business days following the next press release on the Bank’s financial results is referred to as a Blackout Period.

Bladex shall retain the right to increase the length of the blackout period or restrict the window period.

Directors, Members of the Advisory Board, Officers and employees shall submit written notification using the form provided by the Bank of any type of trades of Bladex shares carried out, immediately upon their execution, to the following persons designated for this purpose:

•
If a Bank Director, Member of the Advisory Board or Officer, including the CEO, notification should be made to the President of the Board of Directors of the Bank with a copy to the Shareholder Department.

•	If President of the Board of Directors of the Bank, notification should be made to the Chairman of the Audit and Compliance Committee of the Bank with a copy to the Shareholder Department.

•	If a Bank collaborator, notification should be made to the CEO with a copy to the Human Resources Department.

The above designated persons shall send copies of the completed notification forms received to the Bank’s Shareholders Relations Department (in case of Directors, Members of the Advisory Board and Officers), and to the Human Resources Department (in case of employees).

Notification forms are available through the Bank’s network or Shareholders Relations Department.  A copy of the signed form, either an original or copy received by fax or in PDF format, shall be filed in the employee records of the corresponding Director, Member of the Advisory Board, Officer or employee kept in the Bank’s Shareholders Relations and Human Resources Departments.

The procedures established here are applicable to any type of purchase, sale or trade of Bladex shares (including shares obtained by exercising stock options), carried out on own account or through another party, either an individual or legal entity, including family members, friends or coworkers.

Notwithstanding the above, the Bank’s Directors, Members of the Advisory Board, Officers and employees shall abstain from carrying out trades of Bladex shares, even if within the “Window Period” set fort in this section, if they become aware of any confidential or privileged information of material importance related to Bladex and its businesses that has not been released to the market by Bladex.

Any of the above mentioned individuals to whom this policy is applicable who does not comply with the dispositions contained herein and performs a transaction of sale/purchase of shares during the restricted period (outside the Window Period), shall reverse said transaction within two (2) weeks.  Any profits obtained from this reversion shall be handed to the Bank and any loss shall by assumed by the individual.

The Audit and Compliance Committee of the Board of Directors shall determine the severity of the infringement and shall apply the disciplinary measures it deems appropriate.

6.2.          “Rule” 10-b5-1 of the Securities and Exchange Commission

Any Director, Member of the Advisory Board, Officer and employee has the option of adopting a pre-arranged stock trading plan in accordance with Rule 10-b5-1 of the U.S. Securities and Exchange Commission, obtaining the right to negotiate Bladex’s shares in advance without violating Insider Trading policies.

6.3.           Consequences of non-compliance with the policy on handling and control of confidential and privileged information.

Non-compliance pursuant to Sections 5 and 6 herein contained shall be subject to the imposition of the corresponding administrative sanctions, without prejudice to the outcome of the application of existing labor laws or any other applicable, internal or external standing order.

7. Relations with Customers and Service Providers

The Bank’s commitment with Customer Satisfaction shall be made clear by the respect and search of solutions meeting their needs in parallel with the Bank’s profitability and business objectives.

All customers and service providers shall be treated courteously, providing them with all required information in a clear, concise and transparent manner.  At no times should any preferential treatment be given for furthering personal interests or due to any personal affinity.

In the case of service providers such as External Auditors, the Bank shall comply with the foregoing, as well as the provisions of the SEC’s Independence Standards Boards (“ISB”) Standard No.1 and the Sarbanes-Oxley Act, with regards to the independence rules forbidding the hiring of staff from the external auditing firm that has been a part of the team auditing the financial statements of the Bank and its subsidiaries for the past two years.

8. Shareholders Relations

The relations with our shareholders are based on transparent, objective and timely communications that let them follow up on the Bank’s performance and progress at all times.

Any information that has not been publicly disclosed shall be kept as confidential in order to protect the Bank’s Shareholders’ interest.

9. Relationships with the Public Sector and Regulatory Entities

Deference and courtesy by Bladex and its representatives towards members of the public sector and regulatory entities should be an organizational trait.  Those relationships should never be used for personal advantage by people who work at Bladex.

High moral and civic standards and respect for the law should be observed at all times.

Bladex, as a multinational institution, is subject to a series of laws and regulations for its operations in different countries.  Any non-compliance with those laws and regulations could be the object of sanctions.  It is a responsibility o each and every person to know and understand the legal aspects that apply to the performance of the tasks assigned to them, the activity of each of the Departments as well as of the Banks as a whole, in order to avoid any legal problems that could be caused for the Bank.

10. Interpersonal relationships in the Workplace

As a world class organization, Bladex pays a lot of attention to strengthening its social capital in its networking, both internally as well as externally, in order to achieve its business targets and organization strengthening goals.  In order for that to be possible, having a solid character should be distinctive trait of each of its Employees, so that the interpersonal relation, with regards to dealing with Customers and labor relations at the Bank do reflect the highest levels and standard of trustworthiness.

Workplace relations shall at all times be distinguished by humility and respect.  Each of the colleagues at the workplace should collaborate in creating a teamwork climate, full of trust and commitment, compatible with the institution’s values.  It is mandatory that the relations among coworkers be respectful of moral principles and that they do not attempt against family integrity.

The Banks respects the right to privacy of its collaborator, therefore, matters of personal nature concerning current or past collaborator of the Bank, shall be treated in strict confidentiality.  Spreading rumors referring to third parties is considered a lack of character and integrity.

All persons holding a supervisory position shall role model their values and behavior on what they expect from their team members.

The high professional level of interpersonal relations of Bladex Staff is mainly distinguished by:

•	The quality of the results obtained through teamwork.
•	The Satisfaction of the Bank’s Clients.
•	The productive work climate that is focused on results.
•	The respect for individuals differences as well as for opinions that are contrary to their own.
•	Humility on accepting and receiving feedback from others.
•	A fair, objective and equitable treatment at the workplace.
•	Facilitating human and organizational growth and development.
•	Rejecting obnoxious behavior, such as degrading words to describe a person, talk about third parties behind their backs, drug and alcohol addictions.
•	Not spreading any rumors at the Bank.
•	Complying with all established policies, rules and procedures in the organization.

11. Handling Conflicts of Interest

The existence of any kind of personal interest in a transaction, work relation or work decision creates a conflict of interest situation that could get in the way of objectivity and good judgment in order for the best interest of the Bank to prevail.  A conflict of interest would also be implied by using their position at Bladex in order to obtain personal benefits or advantages at the cost of the Bank.

Each and every Bladex Employee is entitled to their private life and the pursuit of their private interests outside the organization.  Therefore, everyone is responsible for conducting their personal and financial matters as they may see fit, provided however that this is not a cause or appears to be a cause of conflict of interest with the Bank.

The following situations are considered as conflicts of interest:

•	To partake in the approval or consideration of a credit, transaction or any other activity for his or her own benefit or that of a family member or of persons with whom business interests are shared.
•
To request or accept from, or offer valuable gifts to the Banks suppliers or Customers, such as services, training, discounts or entertainment, with a representative or nominal value exceeding USD200.00 (Except for invitations regarding food and beverages), which could be interpreted as a gesture for obtaining special privileges and not necessarily in the best interest or at the best terms for Bladex.

•	To use their condition as a Bladex Collaborator for requesting preferential treatment or any kind of special concession in transactions of a personal nature.
•	To invest in capital and/or debt issues of institutions that are Bladex Customers, with whom they have a direct business relationship.
•
To hold positions such as Director, Partner, Consultant or any other remunerated employment with institutions or corporations with which Bladex does business or that are considered to be competitors of the Bank.  Should such a situation occur, then the Bank should be notified in writing and its approval obtained.

•
Any other situation where there could be any doubt, although not included in this Code, should be consulted with the Bank’s Head Compliance Officer and/or Controller, in order to have it duly checked out.

12. Transactions with Related Parties
Bladex should adhere to the regulatory guidelines establishing limitations on transactions between natural and juridical persons that are being considered as “Related Parties”, as established by legislation in the different jurisdictions that apply to Bladex.  Should there be any difference between those, then the strictest one shall be adopted.

Any transaction carried out with a Related Party must be assessed in the first instance by the Bank’s Legal Department.  This review is in order to consider if such transaction does not contravene the laws and regulations enacted by the Government of the Republic of Panama, by the Securities and Exchange Commission (SEC) of the United States or any other existing legal disposition applicable to the Bank.

Any transaction or transactions that are approved shall have to comply fully and at all times with all of the Bank’s established internal policies and procedures.

13. A High-Level Culture of Honesty and Ethics
The Sarbanes-Oxley Act of 2002, proclaimed in the United States of America, establishes the obligation to ensure adequate internal controls at the organization in order to:

✓	Be reasonably sure that transactions are duly recorded and that they are being carried out only according to the authorizations from the Board of Directors.
✓	Have designed effective internal controls to ensure that significant information about the Company and its consolidating subsidiaries is being disclosed.
✓
Public Companies must implement measures to avoid, dissuade and detect fraud.  The implementation of such measures should be evidenced by a separate document drawn up by the Bank’s Management, in accordance with generally accepted international standards about that matter.

14. Administration of the Code of Ethics
The Code of Ethics shall be reviewed periodically in order to keep it up to date as a function of the regulatory framework that applies to Bladex.

15. Ethics Committee
The Ethics Committee shall be responsible for ongoing evaluation and updating of this Code and review and implement the necessary mechanisms for disclosing and encouraging the highest standards of conduct at the institution.

The Ethics Committee consists of:

Chief Executive Officer (CEO)
Controller
Senior Vice-President Administration and Human Resources
Head Compliance Officer
Internal Legal Counsel

16. Approval of and Modifications to the Code of Ethics
The Code of Ethics will be approved by the Nomination and Compensation Committee of the Board of Directors, and it will also evaluate the modification proposals and/or updates that the Ethics Committee deems pertinent.

17. Compliance with the Code of Ethics
The Directors of Bladex, Members of the Advisory Board and employees must strictly follow the Code of Ethics.  The monitoring and compliance assurance of the stipulations of the Code of Ethics will be responsibility of the Audit and Compliance Committee of the Board of Directors, based on the reports that the Comptroller Area presents.

Each of the members of the Bladex team is responsible for the notification of any conflict of interests or non-compliance with the Code of Ethics, suspicious activities that could constitute transactions involving privileged information, frauds or fraud attempts, accounting registers that do not comply with generally accepted accounting principles, as well as any mysterious disappearance of funds or titles.  The employee may report these to the persons designated by the Bank for this purpose, following the procedures or systems established for it.

In the case of Bank collaborators, the sanctions for Code of Ethics violations will be joint responsibility of the supervisors and the CEO, and in the case of the Directors, the sanctions will be responsibility of the Nomination and Compensation Committee of the Board of Directors  The Ethics Committee will be informed of these sanctions.

18. Other Considerations
The Code of Ethics constitutes part of the Bank’s regulatory framework, together with the Discipline and Internal Rules and Regulations, the Compliance Manual, the Procedures, Standards and Policies Manuals as well as other Operating Instructions.

Should there be any doubt about the interpretation of the contents of this Code or the respective application thereof, or particularly about conflicts of interest, then the Bank’s Head Compliance Officer or Comptroller should be consulted.

Last revision:  July 13, 2009

FOREIGN TRADE BANK OF LATIN AMERICA, INC. (“Bladex”)

ADENDA (THE “ADENDA”) TO THE CODE OF ETHICS (THE “CODE”) FOR THE MAIN EXECUTIVES AND THE TOP FINANCIAL EXECUTIVES

The Chief Executive Officer, Executive Vice President – Chief Operating Officer, The Senior Vice President & CFO and the Vice President – Principal Accountant, as Bladex top executives (The “Top Executives”, herewith and hereby accept the contents of the Bladex Code of Ethics and agree to be bound by the additional dispositions contained herein.

I.  This Addenda applies to all Top Executives at Bladex, with the purpose of encouraging:
➢	Honest and ethical conduct, including ethical management of actual or apparent conflict of interest between their personal and professional relationships;
➢
A complete, fair, precise, timely and understandable disclosure in the reports and documents that Bladex issues or files with the Securities and Exchange Commission (“SEC”) as well as in other public communications made by Bladex.;

➢	Compliance with applicable laws and governmental rules and regulations:
➢	Timely internal reports about violations of the Code to an appropriate person or to the persons identified in the Code; and
➢	Responsibility for adhering to the Code.

All Top Executives shall adhere to high ethical business standards and should be sensitive about situations that could result in actual or apparent conflict of interest.  Bladex expects that its Top Executives comply at all times with the principles of this Code.  Any violation of this Code shall be cause for disciplinary actions, including dismissal and possible legal action.  Any consultations about the application of this Code should be referred to the Bladex Board of Directors’ Audit and Compliance Committee.

II.   Top Executives should ethically manage actual or apparent conflicts of interests.
Summary.  A “Conflict of Interest” occurs when a Top Executive’s private interest interferes with the interest of, or his or her service at, Bladex.  For example, a Top Executive’s conflict of interest could arise if a Top Executive or a member of his family would receive improper personal benefits as a result of his or her position at Bladex.

All Top Executive must ensure the strictly follow the guidelines for Handling Conflicts of Interest described in clause 11 of the Code of Ethics and particularly avoid the situations depicted there.

In situations involving a Top Executive, where the appearance or the potential of a conflict of interests is involved, but  where the Top Executive does not believe that a significant conflict of interests exists, the Top Executive should obtain approval from the Audit and Compliance Committee before getting involved in that situation.  No such approval shall be considered as a waiver of this Code.

III.   Disclosure and Compliance

➢	All Top Executives should get acquainted with the disclosure and compliance requirements that are generally applicable to Bladex;
➢
All Top Executives should not distort, or cause others to distort, facts about Bladex, whether within or without Bladex, including Bladex Directors and Auditors, or to government regulators and autonomous organizations;

➢
All Top Executives must, as far as appropriate in their area of responsibility, consult with other Bladex Executives and Collaborators in order to promote full, fair, precise, timely and understandable disclosure in reports issued by Bladex or filed with the SEC, as well as in other public communications made by Bladex; and

➢	It is a responsibility of all Top Executives to encourage compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.  Reports and Responsibilities
All Top Executives shall:

➢	Once this code has been adopted (or if applicable later on, upon becoming a Top Executive), file a written statement with the Board of Directors that they have received, read and understood this Code;
➢	Not take any retributive actions against any other Bladex Top Executive or Collaborator or their family members for reports about potential violations that were made in good faith.
➢	Promptly notify the Audit and Compliance Committee if they are aware of any violation to this Code. To omit any such notification shall be considered as a violation of this Code.

The Audit and Compliance Committee is responsible for applying this Code in specific situations where there could be some doubt, and they have the authority to construe this Code for any particular situation.  Any exception for a Top Executive should be considered by the Audit and Compliance Committee.

Bladex shall follow the following procedures when investigating compliance with this Code:

➢	The Audit and Compliance Committee shall take all appropriate actions necessary for investigating any potential violation that may have been reported to them;
➢	If, after investigating, the Audit and Compliance Committee believes that no violation has occurred, then it is not required for the Audit and Compliance Committee to take any further action;
➢
If the Audit and Compliance Committee should determine that there has been a violation, then they shall consider the appropriate measures that could include a review of, or revision to, the applicable policies and procedures, or the recommendation for dismissing the Top Executive;

➢	The Audit and Compliance Committee shall be responsible for granting waivers to this Code, as may be appropriate; and
➢	Any change or exception to this code shall be disclosed to the necessary extent, as established by SEC Regulations.

V.   Changes or Exceptions to the Code
Any and all exceptions stipulated in this Code shall be reported to and filed with the SEC and shall be reported to Bladex Shareholders within the timeframe required by SEC Regulations and any applicable laws from any banking regulators or regulators of securities and stock markets where Bladex is listed.

VI.  Other Policies and Procedures
This Code shall be the only Ethics Code adopted by Bladex, with regards to the “Sarbanes-Oxley Act” of 2002 and the rules and regulations applying to companies listed therein.

VII. Amendments
Any amendment to this Code must be approved by the Nominating and Compensation Committee and ratified by a majority vote of the Board of Directors’ Audit and Compliance Committee.

VIII. Confidentiality
All reports and records drawn up or kept pursuant to this Code shall be considered as confidential and shall be kept and protected as such.  Except where required by Law or by this Code, such matters shall not be disclosed to anybody outside the Audit and Compliance Committee and the Board of Directors of Bladex.

IX. Internal Use
This Code is exclusively for the internal use of Bladex and does not represent any admission, by or in behalf of, Bladex, of any fact, circumstance or legal conclusion.

I have read and understood the terms of the Code.  I recognize the responsibilities and obligations incurred by me as a result of being subject to this Code.  I herewith express my agreement to comply with this Code.

/s/ JAIME RIVERA
Chief Executive Officer

/s/ CHRISTOPHER SCHECH
/s/ EDUARDO SÁNCHEZ
Senior Vice President – CFO	Assistant Vice President – Main Accountant